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                                                                     Exhibit 3.9

                                  GILPIN HOTEL
                            JOINT VENTURE AGREEMENT

     This Joint Venture Agreement (the "Agreement") is made February 28, 1992 by and between the parties to be named as Joint Venturers herein.

     The parties desire to enter into this Agreement for the purpose of defining their respective rights and obligations with regard to the Joint Venture and the Property.

     Now, therefore, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   FORMATION
                                   ---------

1. Joint Venture. The subscriber parties (hereinafter defined as the "Original
   -------------
Venturers") hereby create a joint venture under the terms and conditions hereinafter set forth.

2. Name. The name of the joint venture shall be the Gilpin Hotel Venture (the
   ----
"Joint Venture").

3. Original Venturers. The Original Joint Venturers to this Agreement on the
   -----------------
date of its execution are Mountain Casino Properties, Inc. ("MCP") and Gilpin Ventures, Inc. ("GVI") which shall be termed the "Original Ventures" or the "Venturers".

4. Venture Funding. MCP will provide funds for the project.
   ---------------

5. Purpose.
   -------

     A. The purposes of the Joint Venture shall be to lease and engage in the joint development of the Gilpin Hotel and related properties (hereinafter referred to as the "property") as set forth in Exhibit "A", attached hereto, in the city of BlackHawk, County of Gilpin, State of Colorado, and to develop, refurbish, and operate the Gilpin Hotel and related properties, including, but not limited to hotel, restaurant, bar and to establish a gaming operation on the property. MCP has conducted its own inspection and investigation of the existing condition of the building and improvements on the property and of the legal title and ownership of the property, including existing encumbrances and claims to title. MCP accepts the property as is and acknowledges that it is relying solely upon its own inspection and investigation and that no representation,

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statement or warranty, express or implied, other than as may be set forth in the real estate purchase contract, has been made to it by GVI nor anyone acting on behalf of GVI or its predecessors.

     B. If any license, registration, application or other form of required governmental filing is denied, reserved, revoked, or suspended for any reason, including, but not limited to the participation of a person unacceptable to a governmental authority, the affected Joint Venturer shall take all measures necessary to remedy or correct the deficiency. In the case where a governmental authority denies or reserves approval for gaming operations or other business operations of the Joint Venture because of the participation of an unacceptable person, GVI and MCP shall forthwith expel such person(s) and substitute a person(s) acceptable to the governmental authority, or otherwise take measures to remedy or correct the deficiency. All agreements by MCP, GVI or on behalf of the Joint Venture shall contain such an expulsion provision.

6. Principal Office. The principal office of the Joint Venture shall be at the
   ----------------
office of Mountain Casino Properties, Inc., 2060 Broadway, Suite 300, Boulder, Colorado 80302, or such other places as the Joint Venture may from time to time designate. The Joint Venture may transfer or establish additional offices in B1ackHawk at the site of the property.

7. Term. The Joint Venture shall commence upon execution of this Agreement and
   ----
the Exhibits attached hereto. The Joint Venture shall continue from the date of execution of this Agreement until the Property has been sold by the Venturers; or upon dissolution; or upon the expiration of 35 years, whichever occurs first. The Joint Venture shall not otherwise be terminated except pursuant to the terms of this Agreement.

                                   ARTICLE II
                             CAPITAL CONTRIBUTIONS
                             ---------------------

8. Initial Capital Contribution. The initial capital contributions to the Joint
   ----------------------------
Venture shall be as follows:

     MCP - $1,000.00
     GVI - $1,000.00

9. Development Funding.
   -------------------

     A. MCP shall provide development funds of a minimum of $2,000,000 or more as may be determined by the Policy Board, for development, refurbishing and operation of the Joint Venture ("development funds") and thereafter, MCP shall be

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solely responsible for the contribution of all funds necessary to operate the
Joint Venture ("Further Advances"), subject to reimbursal as specified in this Agreement.

     B. MCP shall pay the development funds to the Joint Venture as follows:

     (i) $1,000,000 cash or certified funds or a negotiable, irrevocable letter of credit (the terms of which, including the issuing institution, are subject to the prior written approval of GVI which shall not be unreasonably withheld), or any combination thereof upon the execution of this Agreement;

     (ii) $1,000,000 cash or certified funds or a negotiable, irrevocable letter of credit (the terms of which, including the issuing institution, are subject to the prior written approval of GVI which shall not be unreasonably withheld), within 30 days from the execution date hereof;

     (iii) additional funding as approved by the Policy Board in the form of Further Advances as described in subparagraph 10(B).

     C. In the event MCP fails to make the payments, in whole or in part, required under subparagraph B(ii)-(iii) above, the obligation of GVI under
Article IV shall be reduced by the same dollar amount as MCP's failure of payment. In the event the dollar amount of MCP's failure under subparagraph B(ii) above exceeds the obligation of GVI under Article IV, all such excess amounts shall be a credit in favor of GVI against any subsequent obligation of GVI to MCP or the Joint Venture.

10. Further Advances.
    ----------------

     A. No Further Advances shall be required for the needs of the Joint Venture unless and until the development funds are exhausted.

     B. In the event that Further Advances are required for the needs of the Joint Venture after the development funds are exhausted, MCP shall provide all necessary Further Advances. One-half of MCP's Further Advances shall be repaid by GVI solely in accordance with those procedures of Article IV. This subparagraph 10 shall constitute the sole and exclusive means for a capital call to, or a capital contribution by GVI; provided, however, in the sole and exclusive discretion of GVI, the provisions of this subparagraph 10 may be waived by GVI, which in no event shall constitute a subsequent waiver of GVI's rights hereunder or of any other right of GVI under this Agreement.

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11. Capital Accounts.
    ----------------

     A. The initial Capital Account/ownership for each Venturer shall be:

          MCP - 50% Joint Venture ownership
          GVI - 50% Joint Venture ownership

     B. Development Fund and Further Advances.
        -------------------------------------

     1. The Development Funds and Further Advances to be made by MCP pursuant to
Article II, paragraphs 9 and 10 shall be advances by MCP to the Joint Venture and shall not constitute Venturers' capital for capital account purposes (the "Advance Account"). The Advance Account shall not bear an interest obligation upon repayment.

     2. Notwithstanding the provisions of paragraph 11(B)(1) above, the Advance Account of MCP shall be converted from the MCP Advance Account to the MCP Capital Account and to the GVI Capital Account by the same amount as the sum of each capital contribution made by GVI to the Joint Venture pursuant to Article IV, paragraph 14. The Advance Account shall then be reduced by the total of the sum of the MCP and GVI capital contribution so credited.

     3. No credit shall be made to the MCP Advance Account, MCP Capital Account or any other form of MCP's Venture Interest for the expenditure of Development Funds or Further Advances unless the written consent and approval for any such expenditures is first obtained from GVI.

12. Withdrawal of Capital. A Venturer shall not have the right to withdraw from
    ---------------------
the Joint Venture all or any part of its capital Contribution except as specifically agreed to in writing by the Venturers, or as otherwise provided in this Agreement.

                                   ARTICLE III
                        ALLOCATION OF PROFITS AND LOSSES
                        --------------------------------

13. Profits and Losses. Subject to the provisions of Article IV, all profits,
    ------------------
gain, losses, deductions, credits and other items of the Joint Venture shall be allocated between the Venturers in accordance with their respective ownership interests.

                                   ARTICLE IV
                                  DISTRIBUTIONS
                                  -------------

14. Distributions.
    -------------

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     A. On no less frequently than a monthly basis, MCP and GVI shall be entitled to a distribution of net profits, after appropriate reserves, to be determined in accordance with Article VII, paragraph 24(f), in proportion to their ownership interests. From the distribution of net profits to GVI, GVI shall estimate its local, state and federal tax obligations and shall retain such estimated amounts. One - half of the remaining sum shall be paid by GVI to the Joint Venture, which shall make distribution of those same funds to MCP, until such time as one-half of the MCP Advance Account has been repaid by GVI. All Advance Account payments by GVI shall be capital contributions to the Joint Venture. Concurrent with the distribution of funds hereunder to MCP by the Joint Venture, MCP shall transfer a like amount from the Advance Account to the Joint Venture capital accounts according to the provisions of paragraph 11(B)(2). No payment by GVI shall be required at any time there are net losses. GVI's obligation and payments hereunder shall not bear interest.

     B. The underlying amount on which payments by GVI under subparagraph (A) above are made shall not be a debt obligation from GVI to MCP, the Joint Venture or to any third person capable of satisfaction, levy, attachment or other such collection means except by the monthly distribution of net profits generated subsequent to the action for levy; attachment or other collection means.

                                    ARTICLE V
                            MANAGEMENT AND OPERATION
                            ------------------------

15.  Management of the Joint Venture.
     -------------------------------

     A. The Joint Venture shall be managed by a Policy Board. The Policy Board shall be responsible for the restoration, development and operation of the hotel and the establishment of gaming facilities. The Policy Board shall have full responsibility and authority for operating and managing the Joint Venture including, but not limited to appointing a Manager to conduct the day-to-day operations of the business. Actions and decisions of the Policy Board shall be by majority vote. The Policy Board shall make all Joint Venture decisions not specifically reserved herein to be made by the Venturers.

     B. There shall be five members of the Policy Board. All members, except the Impartial Board member as hereinafter defined, shall serve in such capacities without compensation from the Joint Venture. Each Venturer shall designate two representatives to serve on the Policy Board. The fifth member of the Policy Board shall be an independent and impartial person, unrelated to the Venturers and their

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affiliates (the "Impartial Board Member"). The Impartial Board Member shall be selected and appointed by the joint written consent of the Venturers. The Impartial Board Member shall vote on Policy Board matters only in the event of a deadlock. If the Venturers cannot agree upon the selection and appointment of the Impartial Board Member, the Venturers shall promptly apply to the American Arbitration Association for the appointment of one. Each Venturer shall also designate alternate representatives to the Policy Board who shall serve only when the designated representatives are absent or incapacitated or otherwise unable to serve. The Impartial Board Member may be removed as a member of the Policy Board by a majority vote of the other members of the Policy Board or by decree of the American Arbitration Association upon application for and proof of entitlement to such relief by a Venturer. Should any of the foregoing representatives die, become disabled, resign or for any reason cease to be connected with the Venturer which nominated them, such Venturer shall promptly, by written notice served upon the other Venturer, name a successor. Should the Impartial Board Member die, become disabled, resign or for any reason cease to be connected with the Joint venture, the remaining members of the Policy Board shall mutually agree upon a successor. Meetings of the Policy Board for the transaction of the business of the Joint Venture may be called, subject to reasonable written, advance notice, by any Venturer as it may consider necessary or desirable.

16. Management Agreement. The day-to-day affairs of the Joint Venture business
    --------------------
shall be conducted by MCP ("Manager") pursuant to the Management Agreement (attached hereto as Exhibit "B") until such time as a successor is named.

17.  Indemnity.
     ---------

     A. To the fullest extent permitted by law, MCP shall indemnify, defend, and hold harmless GVI, and each of its agents, employees, officers and directors from and against any and all claims, actions, suits, costs, expenses, fees (including reasonable attorney fees), liabilities, and losses and damages of any nature whatsoever that may be asserted by or on behalf of MGPLP, its limited partners, or any other members of MGPLP.

     B. In all other cases other than subparagraph A above, to the fullest extent permitted by law, MCP agrees to indemnify and save GVI harmless from any loss, costs or expense claimed by third parties for property damage and bodily injury, including death, caused by the negligence or willful misconduct of MCP, its agents, employees, or MCP's affiliates in connection with the Joint Venture. To the

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fullest extent permitted by law, GVI agrees to indemnify and save MCP harmless from any loss, cost, or expense claimed by third parties for property damage and bodily injury, including death, caused by the negligence or willful misconduct of GVI, its agents, or employees, or GVI's affiliates in connection with the Joint Venture. If the negligence or willful misconduct of both MCP and GVI (or a person identified above for whom each is liable) is the cause of such damage or injury, the loss, cost, or expense shall be shared between MCP and GVI in proportion to their relative degrees of negligence or willful misconduct and the right of indemnity shall apply for such proportion.

18. Liability. The aggregate liability of GVI and its agents, employees,
    ---------
officers and directors to MCP or the Joint Venture, regardless of the legal theory asserted, shall not exceed the greater of GVI's insurer acknowledged coverage or the actual value of GVI's capital account.

                                   ARTICLE VI
                            ADMINISTRATIVE PROVISIONS
                            -------------------------

19. Books and Records. The Manager shall maintain proper books of account
    -----------------
wherein shall be entered all monies, goods, or effects belonging to or owing to or by the Joint Venture, or paid, received, sold or purchased by the Joint Venture in the course of the Joint Venture's business, and of all such other transactions, matters and things relating to the business as are usually entered in books of account kept by persons engaged in any such business. The books shall be kept at the Joint Venture's principal place of business, and each Venturer shall at all times have access thereto.

20. Annual Accounts and Reports. The annual accounts and reports shall be
    ---------------------------
prepared in accordance with Generally Accepted Accounting Principles by an independent certified public accountant selected by the Venturers.

21. Fiscal Year. The fiscal year for the Joint Venture shall be the calendar
    -----------
year, unless otherwise mutually agreed to by the Venturers.

22. Bank Accounts. The Policy Board shall establish one or more bank accounts in
    -------------
FDIC fully insured accounts in the name of the Joint Venture into which all Joint Venture funds shall be deposited. No other funds shall be deposited into these accounts. Funds deposited in the Joint Venture's bank accounts may be withdrawn only to pay Joint Venture debts or to be distributed to the Venturers pursuant to this Agreement. However, pending their withdrawal for such purposes, Joint Venture funds may be invested in such United States issued or guaranteed securities, bank accounts, and

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money market funds, as the Policy Board may reasonably select. The Joint
Venturers' banking institution shall be instructed to provide each Venturer with all notices and communications given by the banking institution in connection with the Joint Venture account.

23. Tax Returns and Information. The Venturers intend for the Joint Venture to
    ---------------------------
be treated as a Joint Venture for tax purposes. The Manager shall cause to be prepared all federal, state and local income and other tax returns which the Joint Venture is required to file and shall furnish same to the Venturers, together with a copy of each Venturer's K-1 and any other information which any Venturer may reasonably request relating thereto, no later than sixty (60) days after the end of each Joint Venture fiscal year.

                                   ARTICLE VII
                                    AUTHORITY
                                    ---------

24. Consent to Actions. The following actions shall require the joint written
    ------------------
consent of the Venturers:

     A. Any bonafide loan taken out by the Joint Venture which exceeds $5,000, or any series of loans totalling more than $25,000 the purpose of which, in the opinion of either Venturer, is to avoid the consent required hereunder;

     B. Any loan in excess of $100,000 taken out by any Venturer for the business needs of the Joint Venture except for any loan or any series of loans for the Development Fund aggregating up to $500,000;

     C. Any mortgage, lien or other encumbrance on the property of the Joint Venture;

     D. Sale of any assets of the Joint Venture except as may be required in the normal course of business;

     E. Unless previously approved in writing by the Venturers in the "Annual Plan" or otherwise previously approved by the Venturers in writing, the execution of contracts whose annual value exceeds or may exceed $25,000, contracts with related entities or affiliates of a Venturer; execution or renewal of management contracts and consulting agreements; employment of counsel, accountants and other similar professionals; and any other obligation or action that could materially affect the business operations of the Venture, or materially affect a Venturer;

     F. Development, implementation and modification of the phrase "appropriate reserves" as referenced in Article IV, paragraph l4(A);

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     G. Development, implementation and modification of the phrase "net profits", as that phrase is referred to throughout this Agreement (see Exhibit
                                                                   ---
"C", a memorandum of understanding, explaining the Parties' pre-operation intentions, incorporated herein by reference); approval of the "Annual Plan" referenced in the Management Agreement. Notwithstanding the provisions of
Article IX(31), if the joint written consent and approval for an annual plan cannot be obtained, the Joint Venture shall continue to operate its business:

     (i) in accordance with the portions of the Annual Plan upon which joint approval exists;

     (ii) in accordance with the previous year's Annual Plan, to the extent possible, for the portions of the Annual Plan upon which joint approval does not exist;

     (iii) the portions of the Annual Plan upon which joint approval does not exist shall immediately and forthwith be submitted to arbitration in accordance with the rules of the American Arbitration Association, with the stipulation that a decision by the arbitrator be rendered within thirty (30) days after commencement of arbitration, each party to the arbitration to pay and bear its own attorneys' fees and costs;

     H. Sale or transfer of all or a portion of MCP's or GVI's interest within one year after the effective date hereof; and

     I. Adoption of (and amendment to) rules and procedures governing the affairs of the Policy Board. Appointment and service of the Impartial Board Member.

25.  Competing or Conflicting Business Interests.
     -------------------------------------------

     A. GVI acknowledges that it has been informed that MCP may own and operate other gaming and gaming related properties in BlackHawk and Central City, Colorado, as reflected by and disclosed in the May 8, 1991 letter of MCP, attached hereto as Exhibit "D" and made an integral and material part of this Agreement. MCP agrees that any adjacent properties controlled by it shall, in good faith, enter into joint marketing arrangements for the mutual benefit of such properties and the properties owned, leased or operated by the Joint Venture. GVI shall be entitled to participate on a first right of participation basis in the development of adjacent properties on terms no less favorable than those offered to third party investors. MCP shall cause such first right of participation to be incorporated into the

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controlling development, operation, management and other such agreements that
MCP may, from time to time, execute in connection with such other related properties.

     B. To the extent applicable, the right of first participation in subparagraph (A) shall be mutual and shall be construed as a covenant from GVI to benefit MCP.

                                  ARTICLE VIII
               RESTRICTIONS ON TRANSFER OF JOINT VENTURE INTERESTS
               ---------------------------------------------------

26.  Restriction Against Transfer. No Venturer, except as otherwise specifically
     ----------------------------
authorized by this Agreement shall sell, convey, transfer, assign, pledge, or in any way alienate any of his interest in the Joint Venture or the property, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without the prior written consent of the other Venturer, except a transfer that meets the requirements of this Agreement. Any purported transfer or pledge in violation of this Agreement shall be void and ineffective and shall not operate to transfer any interest or title in the purported transferee.

27.  The First Right of Refusal.
     --------------------------

     A. If a Venturer desires to sell or transfer all or a portion of his interest ("Selling Venturer"), the sale or transfer shall be made only pursuant to a bona fide written offer to purchase ("Offer") received by the Selling Venturer. Any sale of a Venture interest or Offer to purchase a Venture interest shall be subject to the express terms of this Agreement, and any purchaser shall be bound by the terms hereof. The Selling Venturer shall give written notice of the Offer to the Non-Selling Venturer, which notice shall include a copy of the actual written Offer. For a period of sixty days after receipt of the Offer, the Non - Selling Venturer shall have the right of first refusal to purchase the Selling Venturer's interest upon the same terms and conditions contained in the Offer. If the Non - Selling Venturer fails to exercise the right of first refusal, the Selling Venturer may sell his interest upon the terms and conditions of the Offer. If, after the Non - Selling Venturer fails to exercise the right of first refusal, the terms and conditions of the Offer change, the Non Selling Venturer shall have the right of first refusal under the same procedures described above, to purchase the Selling venturer's interest upon the terms and conditions contained in the changed Offer.

     B. If an Offer contains property as consideration, in whole or in part, the Non - Selling Venturer shall have the

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option of exercising the right of first refusal by substituting a cash equivalent for such property.

28. Option to Purchase Venturer's Interest on Other Events.
    -----------------------------------------------------
In the event a Venturer:

          (a) is adjudicated bankrupt (voluntary or involuntary); or

          (b) Makes an assignment for the benefit of his creditors; or

          (c) Files a petition for involuntary dissolution of the Joint Venture,

the remaining Venturer (or if the remaining Venturer elects not to exercise, MCP) shall have the option for a period of 90 days following notice of any such event(s) to give notice of its or their election to acquire all, but not less than all, of the interest owned by the Venturer. The closing and transfer of such interest shall be by mutual agreement of the parties within 180 days of the notice of any of the events in (a), (b), or (c) above and the purchase price for the Venture Interest shall be determined in accordance with paragraph 29, hereinbelow.

29. Appraisal. The purchase price to be paid for the Venture Interest shall be
    ---------
determined by appraisal. Within 30 days after the occurrence of the event requiring the determination of the purchase price under this Agreement, the parties exercising the option shall select one independent appraiser to appraise the Venture Interest and its subsidiaries and determine their values. The Venturer whose interest is acquired or its successor in interest shall select an independent appraiser to appraise the Venture Interest. If the two appraisers cannot agree on a value, they shall appoint a third appraiser and the decisions of the majority of the appraisers shall be binding upon all parties. The appraisal fees for each selected appraiser shall be paid by the party selecting said appraiser and the fee of the appointed appraiser shall be divided equally between the person exercising the option and the Venturer whose interest is being acquired or its successor in interest. In making the appraisals, the appraisers shall value real estate and improvements at fair market value in accordance with the standards of the American Institute for Real Estate Appraisers; machinery and equipment shall be valued at replacement cost or fair market value, whichever is lower; finished inventory shall be valued at cost or market, whichever is lower; goods in process shall be valued at cost, using the cost accounting procedures customarily employed by the company in preparing its financial statements;

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receivables shall be valued at their face amount, less an allowance for uncollectible items that is reasonable in view of the past experience of the Company and a recent review of their collectibility; all liabilities shall be deducted at their face value, and a reserve for contingent liabilities shall be established, if appropriate. The value of other comparable businesses, if known, shall also be considered.

                                   ARTICLE IX
                        BREACH OF DUTIES TO JOINT VENTURE
                        ---------------------------------

30. Definition. A Joint Venturer who fails to perform an enforceable promise to
    ----------
provide Development Funds or Further Advances or otherwise violates its duty under this Agreement shall be liable to the other Venturer and the Joint Venture.

31. Procedure Regarding Alleged Breach. A Venturer may give notice if a Co-
    ----------------------------------

Venturer is believed to have committed a material breach of this Agreement. The Venturer shall serve written notice upon the Joint Venture, the Policy Board and the Venturer alleged to be in breach setting forth the details of such alleged breach. If the Co-Venturer shall not, within 30 days after the mailing of such notice, have cured such breach, or if such breach is of a nature that it cannot be cured within such 30-day period, or if the Co-Venturer shall not within such 30-day period have commenced and at all times thereafter have diligently proceeded with all acts required to cure such breach, the Venturer may elect to serve on the Co-Venturer a written notice to terminate the business and affairs of the Joint Venture. Any such termination shall be without prejudice, however, to any and all rights and remedies of the Venturer. If the Co-Venturer shall, within 15 days after receipt of the written notice of such breach, serve upon the Venturer written notice disputing the Venturer's claim of material breach and demanding arbitration thereof, then the dispute shall be submitted promptly to arbitration for determination in accordance with the rules of the American Arbitration Association, and such determination shall be binding upon both parties. If the Co-Venturer shall not serve timely demand for arbitration, or if such arbitration, having been timely demanded, shall result in a determination that the Co-Venturer has committed a material breach of this Agreement, all costs and expenses incurred in connection with such arbitration shall be borne solely by the Co-Venturer. If such arbitration, having been timely demanded, shall result in a determination that the Co-Venturer has not committed a material breach of this Agreement, then the Venturer shall bear all costs and expenses incurred in connection with such arbitration.

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                                    ARTICLE X
                    TERMINATION, DISSOLUTION AND LIQUIDATION
                    ----------------------------------------

32. Dissolution. The Joint Venture shall be dissolved on the first of the
    -----------
following to occur:

     A. The joint consent of the Venturers to the dissolution of the Joint Venture;

     B. The Joint Venture makes a general assignment of Joint Venture assets for the benefit of creditors;

     C. The Joint Venture files a voluntary petititon in bankruptcy or becomes the subject of an order for relief or is declared insolvent in any state or federal bankruptcy or insolvency proceeding;

     D. The Joint Venture files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for the Joint Venture under any law;

     E. The Joint Venture seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Joint Venture or of all or any substantial part of Joint Venture's properties; or

     F. The expiration of 35 years from the date of this Agreement, or termination of the Joint Venture's Lease of the Property.

33. Distribution upon Dissolution. Subject to the provisions of Article IV, in
    -----------------------------
the course of winding up and terminating the business and affairs of the Joint Venture, the assets of the Joint Venture, after full payment of all liabilities, shall be distributed to the parties in proportion to the respective ownership interest as defined in Article II, paragraph 11. In the event the assets of the Joint Venture are insufficient to return to the Venturers all or any part of their respective capital contributions, neither party shall have any claim or recourse against the other therefor.

34. Final Accounting. Subject to the provisions of Article IV, within a
    ----------------
reasonable time following the completion of the liquidation, the Policy Board shall cause an accounting of the Joint Venture to be made and distributed to each Venturer, former Venturer or assignee which shall set forth assets and the liabilities of the Joint Venture as of the date of complete liquidation, each Venturer's pro rata portion of distributions, and the amount retained as reserves by the Liquidator. A supplemental final accounting shall

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accompany the distribution of the retained reserves.

                                   ARTICLE XI
                                  MISCELLANEOUS
                                  -------------

35. Governing Law. This Joint Venture, the Joint Venture Agreement and related
    -------------
agreements created hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

36. Schedule of Exhibits. The following Exhibits are attached to and
    --------------------
incorporated into the Agreement herein:

          Exhibit "A" -- Legal Description of Real Estate
          ----------

          Exhibit "B" -- Development and Management Agreement
          ----------

          Exhibit "C" -- Memorandum of Understanding
          ----------

          Exhibit "D" -- MCP Disclosures
          ----------

37. Notices. All notices required or permitted under the terms of this Agreement
    -------
shall be in writing and shall be deemed to have been properly given if served personally, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, properly addressed. All notices to MCP shall be addressed to Mountain Casino Properties, Inc., 2060 Broadway, Suite 300, Boulder, Colorado 80302, or at any other address as MCP may from time to time designate by written notice to GVI. All notices to GVI shall be addressed to GVI at 27657 Timber Drive, Conifer, Colorado 80433, or at any other address as GVI may from time to time designate by written notice to MCP.

38. Binding Effect. This Agreement shall inure to the benefit of and be binding
    --------------
upon the parties and their respective executors, administrators, successors, and permitted assigns. Except as provided in this Agreement, neither Venturer shall sell, transfer, assign, or otherwise dispose of its or his interest in the Joint Venture or any part of it.

39. Entire Agreement. This Agreement and agreements incorporated and referenced
    ----------------
herein constitute the entire agreement between the parties and any prior agreements not contained herein are terminated.

40. Severability. This Agreement is intended to be performed in accordance with,
    ------------
and only to the extent permitted by all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Venturers expressed herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. If the adoption of applicable laws, ordinances, rules and regulations destroy the basis of the bargain among the Venturers expressed herein, the Venturers agree to negotiate in good faith to amend and modify this Agreement to conform to the applicable laws, ordinances, rules and regulations and to arrive at a new agreement consistent with the basic intentions expressed by this Agreement.

41. Waiver of Partition. Notwithstanding any statute or principal of law to the
    -------------------
contrary, each Venturer agrees that during the term of the Joint Venture, it shall have no right and hereby waives any such right to cause any Joint venture property to be partitioned.

42. Amendments. This Agreement may be modified or amended upon the written
    ----------
agreement of both Venturers, but not otherwise.

43. Attorneys' Fees. If any litigation or arbitration is initiated by any
    ---------------
Venturer against another Venturer relating to this Agreement or the subject matter hereof, the Venturer who prevails in such proceedings shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys' fees incurred in connection therewith.

44. Headings. Headings in this Agreement are for convenience only and shall not
    --------
be used to interpret or construe its provisions.

     SWORN TO AND SUBSCRIBED as of the dates set forth below.

                                               GILPIN VENTURES, INC.


3-3-92                                         /s/ Robert W. Dunlap
Date                                           ---------------------------------
                                               By: Robert W. Dunlap, President


                                               MOUNTAIN CASINO PROPERTIES, INC.


3-3-92                                         /s/ Robert D. Greenlee
Date                                           ---------------------------------
                                               By: Robert D. Greenlee, President

STATE OF COLORADO  )
                   ) ss:
COUNTY OF DENVER   )

     SUBSCRIBED AND SWORN TO before me by the said Robert W. Dunlap, President of Gilpin Ventures, Inc. on the 3rd day of March, 1992.

     Witness my hand and official seal.

     My Commission expires: 11-22-92

                                                                   /s/ Illegible
                                                                   -------------
                                                                   Notary Public

STATE OF COLORADO  )
                   ) ss:
COUNTY OF DENVER   )

     SUBSCRIBED AND SWORN TO before me by the said Robert D. Greenlee, President of Mountain Casino Properties, Inc. on the 3rd day of March 1992.

     Witness my hand and official seal.

     My Commission expires: 11-22-92

                                                                   /s/ Illegible
                                                                   -------------
                                                                   Notary Public

                                       EXHIBIT "C"

                             Letter of Understanding
              Regarding the Calculations of Rent of Real Property,
                  Management Fees, and Venturer Distributions

     1. Rent of Real Property. Rent shall be paid monthly based upon "7% of Gross Sales". Gross Sales shall be defined as all sales without regard to any allowance for uncollectible accounts and after deducting all related sales, gambling, lodging, and other related taxes.

     2. Management Fee - Gross Sales Portion. A portion of the management fee shall be paid monthly based upon "3% of Gross Sales from Hotel, Restaurant, and Bar activities" (but not including gaming activities). Gross Sales shall be defined as in (1) above.

     3. Management Fee - "Net Profits" Portion. A portion of the management fee shall be paid monthly based upon "10% of the 'Net Profits' from Hotel, Restaurant, and Bar operations and 12%, of the 'Net Profits' from gaming operations". "Net Profits" for this calculation only shall be defined as actual Net Profits from operations less provisions for depreciation, amortization and prepayments and after inclusion of Rents and Fees described in (1) and (2) above and before inclusion of any %-of-net-profit management fee and without regard for non-operating income or expense such as interest and gain or loss on the disposition of assets.

     Dated this 26th day of February, 1992.

                                                Mountain casino Properties, Inc.

                                                By: /s/ Robert D. Greenlee
                                                   -----------------------------
                                                Title: President


                                                Gilpin Ventures, Inc.


                                                By: /s/ Robert W. Dunlap
                                                   -----------------------------
                                                Title: President

                    Example of Calculation of "Net Profits"
                                 Management fee

                                Gaming        Hotel, Bar and
                              Activities   Restaurant Activities     Total
Gross Sales (Net of
Applicable Sales, Lodging,
and Gaming Taxes)              $400,000           $75,000          $475,000
Less Cost of Goods Sold          50,000            35,000            85,000
                               --------------------------------------------

Gross Margin                   $350,000           $40,000          $390,000
Less: Cost of Operations
(Not incl. "Net Profit"
Mgt. Fee and incl. Rent and
"Gross Sales" Mgt. Fee         $150,000           $15,000          $390,000
                               --------------------------------------------
"Net Profits" Before
Reserves                       $200,000           $25,000          $225,000

Less: Reserve for
Depreciation, Amortization
and Prepayments                $ 35,000           $10,000          $ 45,000
                               --------------------------------------------
"Net Profits" Subject to
Mgt. Fee                       $165,000           $15,000          $109,000
Management Fee Percentage           .12               .10               N/A
                               --------------------------------------------

Management Fee                 $ 19,800           $ 1,500
                               --------------------------

Total Fee from "Net                      $21,300
Profits"

Add. Fee from "Gross Sales"              $ 2,250
                                         -------

Total Management Fee                     $23,250

     4. Venturer Distributions. Distributions to Venturers shall be based upon a portion of positive cash flow generated from Net Profits as follows. All items of actual income and expense including management fees and lease payments shall be included in the calculation. Further, amounts actually deposited in sinking funds for the purpose of providing funding for future capital acquisitions and amounts paid against any note payable obligations shall reduce the amount to be distributed. In no event shall the amount actually distributed be less than the expected local, state, and federal income tax liability generated by the Joint Venture and payable by the Venturers.

                            Example of Calculation of
                             Venturers Distributions

Gross Sales (Net of Applicable Taxes)                 $475,000
Less: Cost of Goods Sold                                85,000
                                                      --------

Gross Margin                                          $390,000
Less: Cost of Operations                               180,000
                                                      --------

"Net Profit" from Operation                           $210,000
Add *Deduct** Miscellaneous Income and Expense          10,000
                                                      --------

"Net Profit"                                          $200,000
Less: Sinking Funds (at Present Value)
for Future Acquisitions                                *25,000**/1/
     Note Obligation Repayments (if any)                    -0-
     Working Capital Fund                              *80,000**/2/
                                                      --------

     Cash Flow Subject to Distribution                $ 95,000/3/
                                                      --------

/1/  It is anticipated that a provision for sinking funds will be recurring.

/2/  Balance will be sustained, but is not recurring in nature.
                     ---------         ---

/3/  Estimated Income Taxes in this example: $62,500.

                                   EXHIBIT A

     Covering the Land in the State of Colorado, County of                Gilpin
     Descried as :

PARCEL NO. 1:

A parcel of ground in the CITY OF BLACK HAWK, described as follows: Beginning at a point which lies N. 48 DEG. 06' W., 10 feet from the Southeast Corner of Lot 6, Block 40, City of Black Hawk; thence N. 43 DEG. 33' E., 100.05 feet: thence
S. 48 DEG. 06' E., 10 feet; thence N. 43 DEG. 33' E., 48.12 feet; thence S. 51 DEG. 34' E., 93.30 feet; thence S.38 DEG. 20' W., 152.36 feet; thence N. 57 DEG. 59' W., 10 feet ; thence N. 48 DEG. 06' W., 106.66 feet to the place of beginning, Sometimes described as the East 10 feet of Lot 6, Block 40, part of Mill Site no. 29 and the West 10 feet of Mill Site No. 30 and tract.

PARCEL NO. 2:

The East 15 feet of Lot 11, all of Lot 12, Block 35; and
Lot 1, Block 37,
CITY OF BLACK HAWK

PARCEL NO. 3:

Und. 1/3 Interest in "99" Lode (City Title)

All in the CITY OF BLACK HAWK

                      AMENDMENT TO JOINT VENTURE AGREEMENT

     THIS AMENDMENT TO JOINT VENTURE AGREEMENT is entered into by and between BLACK HAWK GAMING AND DEVELOPMENT COMPANY, INC., a Colorado corporation ("BHG") as owner of the "Property" defined below, and GILPIN VENTURES, INC., a Colorado corporation ("GVI"), effective as of September 1, 1992, under the following facts:

                                 R E C I T A L S

     A. After passage of the Constitutional Amendment permitting limited gaming activities, the owners of the real property described on Exhibits A and B examined the business opportunities for limited gaming on the properties. It was determined that development of the Gilpin Hotel site, which is positioned on a parcel of land described on Exhibit B, presented an opportunity for a competitive advantage over other limited gaming facilities so long as the Gilpin Hotel utilized the land on the properties described herein for customer parking.

     B. In 1991, the owners of the two properties and others entered into a business agreement for development and operation of the Gilpin Hotel as a limited gaming casino. The competitive advantage of the parking facilities was repeatedly identified as one of the cornerstones for success in developing and operating the Gilpin Hotel as a limited gaming casino. Use of the parking facilities by the customers of the business was confirmed and approved by the City of Black Hawk, Colorado.

     C. Thereafter, BHG as Venturer & GVI entered into a joint venture under the name of Gilpin Hotel Venture doing business as Gilpin Hotel Casino (the "Venture") pursuant to a Joint Venture Agreement dated February 28, 1992 (the "Joint Venture Agreement").

     D. BHG owns real estate situated in the County of Gilpin, State of Colorado commonly known as Mill Site 30, more particularly described on Exhibit A, annexed hereto (the "Property"). Unless otherwise indicated, reference to BHG herein shall be as owner of the Property.

     E. BHG, as Venturer & GVI desire to amend the Joint Venture Agreement to memorialize the agreements which have been reached regarding the use of the Property by the Venture as customer parking for the Gilpin Hotel Casino.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Joint Venture Agreement by the addition of paragraphs 18.1-18.6 to Article V ("Management and Operation"):

     18.1. BHG contributes the use of the Property to the Venture for parking for the Gilpin Hotel Casino pursuant to the terms and provisions hereof. The Venture accepts the use of the Property for parking for the Gilpin Hotel Casino in its present "as is" condition. As consideration for the use of the Property for parking, the Venture shall pay BHG a monthly fee. Commencing September 30, 1992, and running through December 31, 1992, the parking fee shall be $20,000 per month, due and payable monthly. Commencing January 1, 1993, and running through December 31, 1993, the parking fee shall be $35,000 per month, due and payable monthly. Thereafter, the amount of the parking fee shall be adjusted annually effective January 1 to reflect the market rate for the use of comparable property for parking for gaming establishments in Black Hawk, Colorado, as determined by an independent party experienced in the valuation of parking rights, selected with the prior mutual agreement of BHG and the Venture. In addition, the monthly parking fee shall also be adjusted in the manner described in the preceding sentence in the event of any changes to fees imposed by the City of Black Hawk for use of property for parking.

     18.2. The right of the Venture to use the Property for parking shall continue from year to year until terminated by either BHG or the Venture upon 90 days prior written notice to the other party. In the event the City of Black Hawk ever prohibits parking as a permitted use of the Property and this prohibition is upheld if challenged by the Venture, the Venture's right to use the Property shall also terminate.

     18.3. BHG as manager shall manage the Property for the Venture. During the term of the use of the Property for parking the Venture shall be responsible for all costs and expenses associated with the Property, it being the understanding of the parties that the parking fee shall represent a net payment to BHG. These costs and expenses include, without limitation, all costs of operation, including costs of staff, construction, and maintenance of parking-related structures, and any related litigation fees, expenses, and disbursements; all taxes, assessments, and fees, general or special, ordinary or extraordinary, and installments thereof which may be taxed, charged, levied, or assessed on the Property (which shall be prorated for partial years); the cost of all utilities arranged for by the Venture; and the cost of maintaining the insurance coverage listed below.

     18.4. The use of the Property by the Venture shall be at the sole risk of the Venture. All property kept, stored, or maintained on the Property by the Venture and third parties, including owners of motor vehicles shall, as between BHG and the Venture, be at the Venture's sole risk. The Venture hereby agrees to indemnify, defend, and hold harmless BHG from all loss, damage, cost, or expense, including reasonable attorneys' fees, arising from or related to the Venture's use of the Property. In addition, the Venture agrees to indemnify, defend, and hold harmless BHG from and against any and all loss, damage, cost, or expense, including reasonable attorneys' fees, resulting from any and all mechanics', materialmen's, or other similar liens filed against the Property by any supplier, contractor, subcontractor, or materialman for any work performed or materials supplied at the request of the Venture during the term of its possession of the Property.

     18.5. The Venture shall, throughout the term of its possession of the Property, at the Venture's sole cost and expense, maintain comprehensive public liability and property damage insurance with a single limit of not less than $1,000,000 insuring against all claims for bodily injury, death, or property damage occurring on or about the Property or sidewalks or other areas adjacent to the Property. The insurance policy shall be issued by an insurance company of recognized standing authorized to do business in the state of Colorado and shall be reasonably satisfactory to BHG. All such policies shall name BHG as an additional insured. Certificates of insurance shall be delivered to BHG evidencing such insurance upon commencement of the term hereof and as to any renewal thereof at least 30 days prior to the expiration of any policy initially provided. All such policies shall further provide that any cancellation, termination, or material modification thereof shall be effective only upon 10 days prior written notice by the insurance carrier to BHG.

     18.6. The Venture shall not improve, modify, or alter the Property without the prior written permission of BHG, which permission shall not be unreasonably withheld. Such permission may be conditioned upon receipt and approval of all plans and specifications for the work and the qualifications of the contractors and subcontractors. Upon the expiration of the right of the Venture to use the Property, all improvements made to the Property by and on behalf of the Venture shall belong to BHG; provided, however, that the Venture shall receive a reimbursement for the useful life of any assets purchased by the Venture and remaining on the Property and shall have the right to remove any distinctive signs bearing names and logos, and any attendant shelter provided that the Venture shall repair any damage resulting from such removal. The Venture shall not have the right to assign the right to use the Property for parking.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Joint Venture Agreement to be effective as of September 1, 1992.

                                           BLACK HAWK GAMING AND DEVELOPMENT
                                           COMPANY, INC., a Colorado corporation


                                           By: /s/ Robert D. Greenlee
                                              ----------------------------------
                                           Title: President

                              GILPIN HOTEL VENTURE, a Colorado joint venture doing business as GILPIN HOTEL CASINO


                              By: GILPIN VENTURES, INC., a Colorado corporation,
                                  Joint Venturer


                              By: /s/ Robert W. Dunlap
                                 -----------------------------------------------
                              Title: President


                              By: BLACK HAWK GAMING AND DEVELOPMENT
                                  COMPANY, INC., a Colorado corporation, Joint
                                  Venturer & Manager


                              By: /s/ Robert D. Greenlee
                                 -----------------------------------------------
                              Title: President

                                    ADDENDUM
                                       TO
                      GILPIN HOTEL JOINT VENTURE AGREEMENT

     This Addendum to the Gilpin Hotel Joint Venture Agreement ("Agreement") is made and entered into this 24 day of April, 1998 by and between Black Hawk Gaming & Development Company, Inc. "Black Hawk" formerly called Mountain Casino Properties, Inc.) and Gilpin Ventures, Inc. ("GVI").

     For and in consideration of the mutual promises set forth herein, the parties agree as follows:

     1.   The following shall be added to the Agreement as paragraph 45 thereof:

          "45. It is intended by the parties that the Gilpin Hotel Venture be deemed to be a general partnership and shall be subject to, and governed by, the provisions of the Colorado Uniform Partnership Law (C.R.S. 7-60-100 et. seq.)."

                                                 BLACK HAWK GAMING & DEVELOPMENT
                                                  COMPANY, INC.


                                                 By: /s/ Illegible
                                                     ---------------------------
                                                     President


                                                 GILPIN VENTURES, INC.


                                                 By: /s/ Illegible
                                                     ---------------------------
                                                     President